Exhibit 10.1

May 7, 2012

Mr. Christopher Townsend

Dear Chris:

We are pleased to offer you employment with MetLife Asia Pacific Limited (“MetLife” or the “Company”) subject to the terms and conditions contained in this letter, which forms your employment contract with MetLife, and such other terms and conditions as MetLife may from time to time implement. Please be advised that our offer of employment is specifically conditioned on your passing (as applicable) a background investigation which may include, among other things, a review of your employment history and personal and professional references. Our employment offer is further expressly conditioned on your ability to obtain all necessary immigration permits which allow you to work for MetLife in Hong Kong. Additionally, our offer is conditioned on your being able to join MetLife free and clear of any post-employment obligations connected with your previous employers. If you are unable to (i) obtain the required immigration permits, (ii) are unable to secure release from continuing post-employment restrictions (including those connected with your current employer) or (iii) the results of our background and reference checks prove unsatisfactory, MetLife reserves the right to rescind this offer without any further obligation and/or payment of any compensation hereunder to you.

This offer is conditioned on the approval of the Compensation Committee of the MetLife, Inc. Board of Directors (the “Compensation Committee”), and it specifically supersedes the prior letter you received from the Company dated April 28, 2012.

1.	Position of Employment

You will be employed in the position of President-Asia with the Company reporting to Steven A. Kandarian, Chairman, President and Chief Executive Officer of MetLife, Inc. In this role, you will serve as the head of our Asia region, and, subject to approval of the Board of Directors of MetLife, Inc., you will be an officer of MetLife, Inc. and Metropolitan Life Insurance Company. Your job responsibilities are subject to review and change from time to time as required by MetLife. In addition, you agree to perform all acts, duties and obligations, and to comply with such orders, as may be designated by MetLife and which are reasonably consistent with your job title and/or experience level. The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any affiliated company of MetLife where such duties or services are of a similar status to or consistent with your position with the Company. You understand and agree that after consultation with you, MetLife may second you (for regulatory or other reasons) to one or more of its affiliated companies, and during any period of secondment you will remain an employee of MetLife and not the employee of the company or companies to which you are seconded. If your employment needs to be transferred to another company affiliated with MetLife, we will discuss that transfer with you.

During your employment, you may be appointed as an officer or director of other affiliated MetLife companies. In connection with any such board appointments and directorships, you agree to take any and all steps necessary, including executing any required appointment or resignation documentation which will facilitate your appointment or removal from such positions at the Company’s request without objection.

2.	Location and Hours of Work

You will be located in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and in such other areas as is necessary for the proper discharge of your duties under these terms and conditions or as MetLife shall direct from time to time.

For the avoidance of doubt, your role will require you to engage in significant travel on behalf of the Company to locations within the Asia region (including regular trips to Australia) and to the Company’s affiliated operations in the United States, Latin America and Europe, Middle East & Africa regions. You understand and agree that this travel requirement forms an essential part of your job and is a significant term of your employment. It is further understood and agreed that at all times you shall comply with all applicable immigration and travel document requirements with respect to the countries to which you travel on behalf of MetLife. Failure to adhere to applicable immigration laws shall be viewed as a material breach of the Company’s rules.

3.	Commencement Date

Your anticipated start date is projected to be August 6, 2012, subject to the conditions specified in this letter (including Compensation Committee approval), or on such earlier or later date as you and the Company may agree, subject also to the conditions specified in this letter. Under no circumstances will you be allowed to begin work with MetLife or receive compensation for services to MetLife until you have obtained all required immigration documentation. Our Human Resources Department will work with you to assist in obtaining any required immigration documentation.

While it is our intention that you will commence work with the Company on or around the above start date, you have informed us that your ability to do so may be delayed as a result of various post-employment restrictions you have with your current employer. As discussed with you, MetLife expects that you will honor all post-employment restrictions. For these reasons, we will agree to postpone your start date to allow you to honor or otherwise address your obligations to your current employer independent of MetLife. However, while we are willing to delay your start date, it is expected that you will commence employment with us on or before November 5, 2012. If you are not able to join MetLife at that time free of any restrictions with your prior employers, this offer will become null and void and of no further effect, and MetLife will have no additional obligation to you and you shall not receive any compensation from the Company; provided, however, that should you advise us in advance of the November 5, 2012 deadline that you will still be covered by post-employment restrictions connected with your current employer, MetLife will extend this deadline until February 4, 2013. For purposes of clarity, you understand that MetLife is accommodating the potential start date extension(s) to allow you to clear or otherwise address post-employment restrictions connected with your prior employers. Once you have been released from these obligations, it is expected you will commence work with MetLife as soon as practicable.

4.	Annual Total Compensation, Tax Matters and Additional Compensation

Your annual total compensation opportunity includes your Annual Base Compensation, Discretionary Incentive and any long-term stock-based incentives. You understand and agree that you will be fully and solely responsible for the payment of all taxes associated with any and all compensation and benefits you receive from MetLife in connection with your employment. Notwithstanding the above, MetLife will pay or reimburse you for income taxes and related assessments due with respect to any income imputed to you for the relocation reimbursement and relocation allowance described in the final paragraph of Section 5 of this letter (which begins, “MetLife will reimburse your reasonable relocation expenses”) and the immigration assistance described in Section 3 of this letter. Due to certain tax law requirements, all data MetLife needs to determine any amounts for a tax year must be provided within a time frame that permits MetLife to determine any tax amounts it is reimbursing by the later of the end of your tax year following the tax year in which (i) you remit taxes, or (ii) you conclude any tax audit or tax litigation. You agree to use the services of the tax vendor selected by MetLife, currently Ernst & Young, for purposes of preparation of your personal tax filings with respect to your income tax obligations through the end of the fifth (5th) tax year beginning with the tax year in which you begin your employment. MetLife will pay you USD 20,000 for each of the five (5) tax years for which you are subject to that requirement. For each year following the first calendar year of your employment, this amount will be payable in a lump sum amount on January 1 of each calendar year or as soon thereafter as administratively practicable. In order for any expense described in this paragraph to be paid for directly or reimbursed by MetLife, you must be employed by MetLife and not on performance warning, suspension, or any kind of leave (including Garden Leave Period) at the time you incur the expense.

Annual Base Compensation

Subject to the approval of the Compensation Committee, your annual base salary rate (“Annual Base Compensation”) shall be Hong Kong Dollar (“HKD”) 3,875,000, payable in 12 monthly installments, beginning at the start of your employment, into the bank account designated by you at the last working day of each calendar month in accordance with the Company’s prevailing payroll practices. MetLife reserves the right to adjust your Annual Base Compensation based on your performance, the Company’s performance, the performance of MetLife’s affiliated companies, competitive conditions or other factors determined in its discretion. Please understand that you will not have the opportunity to defer any of these payments.

Annual Variable Incentive Compensation

During your employment relationship and at the discretion of the Compensation Committee, you will be eligible to be considered for a discretionary non-contractual annual variable compensation incentive award (“Annual Incentive”). Any Annual Incentive shall be based on your performance, the Company’s performance, the performance of MetLife’s affiliated companies, competitive conditions or other applicable factors determined by the Compensation Committee, during each financial year 1st January to 31st December. The Annual Incentive may be prorated in accordance with time spent in the role in the relevant financial year. Normally, the payment date will be within the first quarter following the end of each financial year. Currently payments are made in March. You will not be eligible for any Annual Incentive unless you are employed with MetLife (and not working under any notice, performance warning, suspension, Garden Leave Period, or other similar period) on the date the payment is made to employees. Please be advised that you will not have the opportunity to defer any of these payments.

Although the actual amount of your Annual Incentive will vary each year, your initial target opportunity will be HKD 6,200,000. Additionally, notwithstanding the above, and specifically conditioned on your commencing employment on or before November 5, 2012, your Annual Incentive payment for performance year 2012 will not be subject to proration; provided, however, that the actual amount will be determined by the Compensation Committee based on the performance factors discussed above. If your employment start date is delayed beyond November 5, 2012, no Annual Incentive will be paid to you for performance year 2012.

Long Term Incentives

Your long-term stock-based incentives will initially be a mix of (i) MetLife, Inc Performance Units under the MetLife International Performance Unit Incentive Plan (“Performance Units”) with an initial compensation value assuming target performance of United States Dollars (USD) 650,000, and (ii) MetLife, Inc. Stock Options under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (“Stock Options”) with an initial compensation value assuming target performance of USD 650,000. Long-term stock based grants are discretionary and require approval of the Compensation Committee, and such awards are heavily influenced by company, business unit and individual performance. Normally, awards under the long-term incentive programs are granted within the first quarter following the end of each financial year. You must be actively at work on the date of any payments or grants, as determined by the applicable plan or program to receive such awards. You will not have the opportunity to defer any payments under these awards.

After reviewing the compensation awards you will forfeit as a result of your accepting employment with the Company, MetLife will recommend to the Compensation Committee that it award you each of the following:

(a)	USD 450,000 in Performance Units for the January 1, 2012 to December 31, 2014 performance period. The Performance Units will be subject to vesting for continuous service with MetLife and its affiliated companies through the end of the three-year calendar-year performance period and the other terms of the Performance Unit Agreement you will be provided. The number of Performance Units will be determined by dividing this amount by the closing price of MetLife, Inc. common stock on the grant date, and rounding up to the nearest whole number of Performance Units.

(b)	USD 450,000 in Stock Options, subject to vesting in thirds for continuous service with MetLife and its affiliated companies through each of the first three anniversaries of the grant date and otherwise subject to the terms of the Management Stock Option Agreement you will be provided. The number of Stock Options will be determined by dividing this amount by one-third (1/3) of the closing price of MetLife, Inc. common stock on the grant date, and rounding up to the nearest whole number of Stock Options.

Additional Compensation

MetLife will also pay you USD 100,000 annually (in a lump sum amount on January 1 of each calendar year or as soon thereafter as administratively practicable) for each year two (2) of your children are regularly attending school through the equivalent level of a United States high school, and USD 50,000 for each year in which only one (1) of your children is regularly attending school through the equivalent level of a United States high school. In order for any amount to be payable by MetLife, you must be employed by MetLife and not on performance warning, suspension, or any kind of leave (including Garden Leave Period) at the time you incur the expense.

5.	Sign-On Bonus, Special Incentive Award & Certain Allowances

Each of the items in this Section 5 is subject to the approval of the Compensation Committee.

MetLife will pay you a lump sum sign-on bonus in the total amount of HKD 3,875,000 within 30 days of your start date with the Company. Under no circumstances shall any portion of this payment be used for benefit, pension or severance purposes, including for purposes of calculating payment in lieu of notice (“PILON”) under Hong Kong or other country laws. Should you voluntarily terminate your employment with the Company prior to the first anniversary of the beginning of your employment, you will be required to repay a pro-rata portion of this sign-on bonus to MetLife. The proration shall be based on the number of days you were employed by MetLife during the period from your start date to the first anniversary of your start date, and payment would be due at the time your employment with MetLife ends. You will not have the opportunity to defer this payment and the Company may deduct such amount from any payments due to you at the time of your termination.

MetLife will pay you a one-time award in the total amount of USD 800,000 payable no later than March 15, 2013, if and only if your employment commences on or after November 6, 2012 and the delay in your start date is due solely to allow you to clear or otherwise address post-employment restrictions connected with your prior employers. In order to receive this payment, you must be employed with the Company (and not working under any notice, performance warning, suspension, Garden Leave Period, or other similar period) on the date the payment is made. You will not have the opportunity to defer this payment. Should you voluntarily terminate your employment with the Company prior to the first anniversary of the beginning of your employment, you will be required to repay a pro-rata portion of this sign-on bonus to MetLife. Payment shall be in HKD based on the prevailing exchange rate in effect on the date the payment is made. Under no circumstances shall any portion of these payments be used for benefit, pension or severance purposes, including for purposes of calculating PILON under Hong Kong or other country laws.

MetLife will pay you a special incentive award in the total amount of USD 600,000 payable in equal installments of USD 200,000 within thirty (30) days after the first, second and third anniversaries of your start date. In order to receive these payments, you must be employed with the Company (and not working under any notice, performance warning, suspension, Garden Leave Period, or other similar period) on the date each installment payment is made. You will not have the opportunity to defer any of these payments. If your employment ends for any reason, you will forfeit your right to receive any unpaid amounts. Payment of each amount shall be in HKD based on the prevailing exchange rate in effect on the date the payment is made. Under no circumstances shall any portion of these payments be used for benefit, pension or severance purposes, including for purposes of calculating PILON under Hong Kong or other country laws.

MetLife will reimburse your reasonable relocation expenses (as determined by MetLife) to move your family and belongings from your current location in Singapore, including a house hunting trip of no more than 7 days (if needed); packing, unpacking, storing, shipping, and insuring in-transit household articles and furniture using a vendor of MetLife’s choosing; one-way air and ground transportation to complete your move; and a relocation allowance of HKD 58,125 for other reasonable relocation expenses. In order for any expense to be paid for directly or reimbursed by MetLife, you must be employed by MetLife and not on performance warning, suspension, or any kind of leave (including Garden Leave Period) at the time you incur the expense. You must submit receipts (except for items provided to you by MetLife or one of its vendors) within 30 days of incurring the expense. Any payment will be made to you in a lump sum amount no later than March 15 of the calendar year following the calendar year in which the expense is incurred, and in the case of the relocation allowance no later than March 15 of the calendar year following the calendar year in which your employment begins.

6.	Benefits

Please be advised that all employee benefits programs which the Company may establish from time to time may be amended, suspended or discontinued at MetLife’s absolute discretion with or without advance notice, to the extent permitted by law.

You will be eligible to join the Company’s Mandatory Provident Fund Scheme (“MPF”), in accordance with its rules and regulations.

You will be eligible to participate in the local Group Life Insurance program upon joining the Company in accordance with the relevant rules and regulations, details of which are listed in your Benefits Handbook.

You will also be eligible to participate in our Global Healthcare Plan for senior executives. You are eligible for family coverage including yourself, your spouse and children in accordance with the plan provisions. Details of the plan will be provided to you upon enrollment.

During your employment with the Company, you shall observe and comply with all policies, rules, regulations, and/or directives of the Company, as may be set out in MetLife’s Employee Handbook (as amended from time to time), and you acknowledge that you have received and read this handbook. The policies, rules, regulations, and/or directives, if so indicated, will form part of the terms and conditions of your employment and be incorporated into your employment contract, otherwise they will not be contractual.

7.	Policies

MetLife is an equal opportunity employer and does not permit discrimination or harassment on the grounds of sex, pregnancy, marital, race or family status, disability or any other protected ground under Hong Kong law.

MetLife complies with its statutory obligations regarding the personal data of its employees. Your personal data will be used for general human resources management purposes, intra-group communications, and monitoring compliance with the Company’s obligations and internal rules. Accordingly, it may be transferred within Hong Kong or overseas to persons in our affiliated companies, third parties who provide services to MetLife, government departments and regulatory authorities, or any actual or proposed purchaser of all or part of the business of MetLife or, in the case of any merger, acquisition or other public offering, the purchaser or subscriber for shares in the Company or its affiliates. In connection with your employment, you will be required to sign an Employee Data Protection Consent Form on your employment start date.

8.	Annual Leave and Sick Leave

In addition to public holidays, you will be entitled to twenty-five (25) working days paid leave. In the event you leave the Company and have not taken all of your annual leave entitlement, you will receive pay in lieu of unused statutory annual leave only. If on leaving, your used annual leave has exceeded your entitlement, MetLife will deduct the excess annual leave payment from any salary due on termination.

You must inform MetLife as soon as possible if you are absent from work by reason of sickness or injury. Sick Pay will be paid in accordance with the Employment Ordinance of Hong Kong. The Company may, in its discretion, grant more generous sickness benefits from time to time. There is no contractual right to any enhanced benefit.

9.	Post-Termination Obligations

You recognize that, whilst performing your duties hereunder, you will have access to and come into contact with confidential information belonging to MetLife or its affiliated companies and will obtain personal knowledge of and influence over its or their customers and/or employees. You therefore agree that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate business interests of MetLife and its affiliated companies during and after the termination of your employment. To this end you agree that:

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You will not for a period of twelve (12) months, less the Garden Leave Period (as described in Section 13 below), after the termination of your employment from MetLife and its affiliated companies, other than transfer of employment among affiliates (“Termination Date”) whether on your own account or for any other person, firm or company, directly or indirectly solicit or endeavor to entice away from or discourage from being employed by the Company or its affiliated companies any employees who are employed by MetLife or its affiliated companies as of the Termination Date.

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You will not for a period of twelve (12) months, less the Garden Leave Period (as described in Section 13 below), immediately following the Termination Date whether on your own account or for any other person, firm or company, directly or indirectly in connection with any business similar to or in competition with the business of the Company or its affiliated companies solicit or endeavor to entice away from the Company or its affiliated companies any person, firm or company (i) who or which in the twelve (12) months prior to the Termination Date shall have been a client of or in the habit of dealing with the Company or its affiliated companies and (ii) with whom or which you had personal dealings in the course of your employment in the twelve (12) months prior to the Termination Date.

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Further, you will not for a period of three (3) months, plus any Garden Leave Period (as described in Section 13 below), after the termination of your employment from MetLife and its affiliated companies, other than transfer of employment among affiliates (“Termination Date”) become employed directly or indirectly by an organization, company, third-party or other such entity which is a competitor of MetLife and/or its affiliated companies, regardless of industry, without the express written consent of MetLife, which consent is subject to MetLife’s sole and absolute discretion.

You specifically acknowledge that:

(a) the restrictions set out in this Section 9 are reasonable and necessary for the protection of the legitimate interests of the Company or any affiliated company and that, having regard to those interests, these restrictions do not work unreasonably against you;

(b) the restrictions apply in relation to all clients, customers and suppliers in respect of whom they are expressed to apply notwithstanding that such clients, customers and suppliers may have been introduced to the Company or any affiliated company by you (or any person under your control) before or during your employment with the Company;

(c) the Company or any affiliated company has a legitimate and proprietary interest in protecting any and all of the relationships that you may have from time to time with any clients, customers and suppliers of the Company or any affiliated company;

(d) nothing under the provisions of this letter shall prevent the provisions of this Section 9 from having continuing effect notwithstanding that your employment contract has terminated for any reason;

(e) each of the restrictions contained in this Section 9 impose separate and distinct obligations. In the event of a court determining that any one or more of such restrictions is void, such a determination shall not in any way operate to invalidate the enforcement of any provision not declared as being void. Nothing under the provisions of this Section 9 shall preclude the Company or any affiliated company, at its own election, enforcing any one, but not all, of the restrictions contained in this Section 9; and

(f) You agree that by agreeing to the terms of this Section 9 that you enter this letter both jointly and severally with the Company and any and all associated companies all of whom you acknowledge take the benefit (including the right of enforcement against you) of Section 9 both collectively and individually. For the purposes of this Section 9, you acknowledge and agree that the Company has signed this letter as agent on behalf of all and any affiliated company for the purposes of this Section 9. Nothing under the provisions of this Section 9 shall preclude the Company or any affiliated company, at its own election, enforcing any one, but not all, of the restrictions contained in this Section 9.

You further agree that in the event of the Company transferring all or part of its business to an affiliated company or to any third party (in either case, a “Transferee”) the restrictions contained in this Section 9 shall, with effect from the date you become an employee of the Transferee, apply to you as if references to the Company included a reference to the Transferee and any references to clients, customers, suppliers, employees or other persons providing personal services shall be regarded as a reference to clients, customers, suppliers, employees or other persons who provide personal services of behalf of the Transferee and any one of more affiliated company.

10.	Confidential Information

You shall neither during your employment with MetLife or its affiliated companies (except in the proper performance of your duties) nor at any time (without limit) after its termination directly or indirectly (a) use for your own purpose or those of any other person, company, business entity or other organization whatsoever; or (b) disclose to any person, company, business entity or other organization whatsoever any confidential information relating or belonging to the Company or any of its affiliated companies including, but not limited to, any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealing, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect MetLife or its affiliated companies would regard as confidential, or any information which has been given to the Company or any of its affiliated companies in confidence by customers, suppliers and other persons. The obligations contained in this Section shall not apply to any disclosures required by law and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of unauthorized disclosure.

11.	Notice of Termination of Employment

At any time after signing this letter, you may terminate your employment with MetLife on not less than ninety (90) days’ written notice to the Company.

At any time after signing this letter, MetLife may terminate your employment by giving you ninety (90) days written notice or, at the Company’s discretion, payment in lieu of all or a portion of such notice.

Notwithstanding the above, MetLife reserves the right to terminate your employment without any notice if it has reasonable grounds to believe you are guilty of gross misconduct, persistent unpunctuality, neglect of duty, material breach of any of the terms of your employment (including the provision on mobility and travel referenced in Section 2 of this letter) or on any other ground within Section 9 of the Employment Ordinance of Hong Kong. Such grounds shall constitute “Good Cause.”

On termination of your employment for any reason, you must immediately return to MetLife in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any of its affiliated companies (including, but not limited to, keys, credit cards, equipment and passes) which are in your possession or under your control. You must, if so required by MetLife, confirm in writing that you have complied with these obligations.

MetLife shall have the right to suspend you pending any investigation into any potential dishonesty, gross misconduct, or any other circumstances which may give rise to a right for the Company to terminate your employment pursuant to this Section 11.

In the event of termination of your employment hereunder, however arising, you agree that you will not at any time after such termination represent yourself as still having any connection with MetLife or any of its affiliated companies save as a former employee for the purposes only of communicating with prospective employers or complying with any applicable statutory requirements.

12.	Payments On Termination

If your employment is terminated by the Company without Good Cause as described in Section 11, MetLife will offer you severance pay equal to the amount determined by the severance pay formula in the MetLife Plan for Transition Assistance for Officers (or such successor severance plan applicable to the majority of MetLife, Inc. executives in the United States at that time), and subject to the same terms, as if you were eligible under that plan.

For the avoidance of doubt, it is understood and agreed that there shall be no duplication of severance pay in any manner, in that you shall not be entitled to the Termination Pay hereunder for more than one position with the Company or its affiliated companies. Further, Termination Pay shall be in lieu of any other payments in the nature of severance pay which will be provided to you by the Company. To this end, if you are entitled to severance or termination pay or a beneficiary to any other arrangement providing for severance payments, such agreement shall be deemed amended to eliminate any obligation for such payments to be provided to you by virtue of the existence of this letter. Additionally, to the extent you are entitled to any payment in lieu of notice of termination or PILON under this letter or the employment laws of Hong Kong, the Termination Pay to which you would otherwise be entitled under this letter shall be reduced by the amount of any such payment in lieu of notice or PILON, with the understanding that this reduction may reduce your Termination Pay to zero.

MetLife, Inc. executive officers are also currently covered by the MetLife Executive Severance Plan, which provides for severance payments under some circumstances following a change-in-control of MetLife, Inc. The MetLife Executive Severance Plan may be amended or terminated at any time, subject only to its terms.

13.	Garden Leave

MetLife, in its sole and absolute discretion, reserves the right to exclude you from the premises of the Company and its affiliated companies and require you not to attend at work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or MetLife (the “Garden Leave Period”), provided that MetLife continues to pay your Annual Base Compensation on the ordinary payroll schedule applicable to the location to which you are assigned by the Company during the Garden Leave Period and contractual benefits for the duration of the Garden Leave Period. For the avoidance of doubt, the maximum Garden Leave Period under this letter shall not exceed three (3) months.

It is specifically agreed and understood that, during any period of notice or Garden Leave Period, you will remain a MetLife employee and therefore cannot act against the interests of the Company or any of its affiliated companies. Amongst other things, this means that:

(a)	you must not be employed by or otherwise provide services to any third party (unless agreed in advance with the Company in writing);

(b)	you must not compete or prepare to compete with MetLife or its affiliated companies or assist a competitor in any way, including by diverting or preparing to divert clients of the Company or its affiliated companies or business of the Company or its affiliated companies to a competing business;

(c)	you must not undermine the business of MetLife or its affiliated companies in any way; and

(d)	you must comply with all lawful instructions of MetLife or its affiliated companies (including any instruction not to contact customers, prospective customers, employees, or business contacts of the Company or any of its affiliated entities).

Accordingly, your obligations of confidentiality, good faith and fidelity remain in place at all times. Any breach of these obligations may be grounds for summary dismissal.

14.	Warranty and Undertaking

You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing any of your duties of employment in accordance with the terms and conditions of this letter.

You further represent and warrant that you will not improperly use or disclose to or for the Company’s benefit (or that of its affiliated companies) any confidential information of (i) any former or current employers, (ii) any person to whom you have previously provided or currently provide consulting services, or (iii) any other person to whom you owe an obligation of confidentiality. You must not bring onto the premises of the Company or its affiliated companies any unpublished documents or any property belonging to any person referred to in any of the foregoing subparagraphs (i), (ii) or (iii) unless consented to in writing by such person or entity.

You hereby authorize MetLife or any of its affiliated companies to make known the terms of this letter and the fact of your responsibilities under this letter to any person or entity including, without limitation, clients of MetLife and/or its affiliates and your future employers. In particular but without limitation to the foregoing, you agree that in the event of receiving from any person, company, business entity or other organization an offer of employment either during the continuance of the terms and conditions of this letter or during the continuance in force of any of the restrictions set out in Sections 9 and 10 of this letter, you will forthwith provide to such person, company, business entity or other organization a full and accurate copy of Sections 9 and 10 of this letter.

15.	Miscellaneous

This letter constitutes all of the written terms and conditions of your employment agreement with MetLife. No prior promises or agreements regarding your employment with MetLife, whether oral or written, will remain in effect. The Employee Handbook also applies to you. For the avoidance of doubt, the Employee Handbook does not create any binding terms. MetLife’s failure to strictly enforce any of the terms, provisions or covenants set forth herein shall not be construed as a waiver of same or of the right of MetLife to enforce same.

If at any time any provision of these terms and conditions becomes illegal, invalid, or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired thereby. These terms and conditions of your employment shall be governed by and construed in accordance with the laws of Hong Kong, and the parties shall submit to the non-exclusive jurisdiction of the Hong Kong courts.

If you agree to the terms and conditions stated above and agree to abide by such provisions, please sign this letter in duplicate. Retain a copy for your reference and return one to us in confirmation of your agreement and acceptance of the employment.

Yours sincerely,		Agreed & Accepted by:

MetLife Asia Pacific Limited

By:	/s/ Keith Tucker	By:	/s/ Christopher Townsend
	Keith Tucker		Christopher Townsend
Vice President, Human Resources

Dated:	7 May, 2012	Dated:	11/5/12